Exhibit (a)(5)(D)

News Release

For Immediate Release

Eurand and Axcan Announce

Extension of the Tender Offer

AMSTERDAM, The Netherlands, and BRIDGEWATER, N.J., January 31, 2011 – Eurand N.V. (NASDAQ: EURX) and Axcan Holdings, Inc. announced the extension of the expiration date of the offer of Axcan Pharma Holding B.V. to purchase all of the outstanding ordinary shares of Eurand N.V. (the “Tender Offer”). The Tender Offer, previously scheduled to expire at 12:01 a.m., New York City time on February 3, 2011, is now scheduled to expire at 12:01 a.m., New York City time, on February 11, 2011, unless further extended or earlier terminated. As of 5:00 p.m., New York City time on January 28, 2011, a total of 39,539,344 shares, or approximately 82.301% of the shares outstanding, had been tendered and had not been withdrawn from the Tender Offer.

On December 21, 2010, Axcan Pharma Holding B.V., a wholly owned subsidiary of Axcan Holdings, Inc., commenced its Tender Offer to acquire all of the outstanding ordinary shares of Eurand, N.V. at a purchase price of $12.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes. The Tender Offer remains subject to certain conditions described in the tender offer statement on Schedule TO, filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2010 and as amended on January 11, 2011, January 19, 2011, January 20, 2011 and January 25, 2011.

About Eurand

Eurand is a specialty pharmaceutical company that develops, manufactures and commercializes enhanced pharmaceutical and biopharmaceutical products based on its proprietary pharmaceutical technologies. Eurand has had six products approved by the FDA since 2001, including its pancreatic enzyme product Zenpep®, and has a pipeline of product candidates in development for itself and its collaboration partners. Its technology platforms include bioavailability enhancement of poorly soluble drugs, custom release profiles and taste-masking/orally disintegrating tablet (ODT) formulations. Eurand is a global company with facilities in the U.S. and Europe. For more information, visit www.Eurand.com.

About Axcan

Axcan Holdings Inc., parent company of Axcan Intermediate Holdings Inc., is a privately held, leading global specialty pharmaceutical company engaged in gastroenterology with clinical and commercial operations in the United States, the European Union and Canada. Axcan develops, markets and sells pharmaceutical products used in the treatment of a variety of gastrointestinal diseases and disorders.

Important Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The Tender Offer for the outstanding shares of Eurand ordinary shares described in this press release is being made pursuant to a tender offer statement on Schedule TO, filed by Axcan Pharma Holding B.V. and Axcan Holdings Inc. with the SEC on December 21, 2010 and amended on January 11, 2011, January 19, 2011, January 20, 2011 and January 25, 2011. Eurand filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Tender Offer on December 22, 2010 and filed an amendment to the Schedule 14D-9 on January 13, 2011, January 20, 2011 and January 21, 2011. Investors and Eurand shareholders are strongly advised to carefully read the tender offer statement (including the offer to purchase, letter of transmittal and other offer documents) and the related solicitation/recommendation statement before any decision is made with respect to the Tender Offer because they will contain important information. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, are available to all shareholders of Eurand at no expense to them from the information agent, Okapi Partners LLC, by directing a request to info@okapipartners.com or (855) 208-8901 or from Axcan by directing a request to sgannon@axcan.com or (450) 467-2600 ext. 2442 or from Eurand by directing a request to Eurand at bill.newbould@eurand.com or (267) 759-9335. These documents will also be available at no charge at the SEC’s website at www.sec.gov.

Forward Looking Statement

This release contains forward looking statements, including statements regarding the proposed transaction, its timing and terms and statements regarding the expectations for the combined company. Forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. The words “expects”, “potentially”, “anticipates”, “could”, “calls for” and similar expressions also identify forward-looking statements. These statements are based upon the parties’ current expectations and are subject to risks and uncertainties which could cause actual results and developments to differ materially from those expressed or implied in such statements. Factors that could affect actual results and developments include, successful completion of the proposed transaction on a timely basis, the impact of regulatory reviews on the proposed transaction, the successful tender of the outstanding ordinary shares of Eurand, the satisfaction of customary conditions, the ability of the buyer to obtain financing for the proposed transaction and to achieve synergies and other anticipated benefits following completion of the proposed transaction, the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal or administrative proceedings, the successful preparation and implementation of an effective integration plan, and any other risks set forth in the parties’ filings with the SEC, including Eurand’s annual report on Form 20-F and periodic reports on Form 6-K and Axcan Intermediate Holdings Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as the Schedule TO and Schedule 14D-9, as each may be amended, with respect to the proposed Tender Offer. Investors should evaluate any statement in light of these important factors. Forward-looking statements contained in this press release are made as of this date, and, other than as required by applicable law, the parties undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Actual events could differ materially from those anticipated in the forward-looking statements.

Contacts:

Okapi Partners LLC

For Banks and Brokerage Firms:

Patrick McHugh

Bruce Goldfarb

212-297-0720

info@okapipartners.com

For Shareholders and All Others:

Patrick McHugh

Bruce Goldfarb

855-208-8901

info@okapipartners.com

Eurand N.V.

For Investors:

Bill Newbould

Vice President, Investor Relations

+1 267-759-9335

bill.newbould@eurand.com

For Media:

Jeffrey Taufield or Ruth Pachman

Kekst and Company

212-521-4815/4891

jeffrey-taufield@kekst.com or ruth-pachman@kekst.com

Axcan

Steve Gannon

Senior Vice President and Chief Financial Officer

450-467-2600 ext. 2442

sgannon@axcan.com